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                                                                    EXHIBIT 11.1

                        AMERICAN COIN MERCHANDISING, INC.
                        COMPUTATION OF PER SHARE EARNINGS

                                                                          Three Months Ended
                                                                               March 31,
                                                                           2000          1999
                                                                           ----          ----
        Net earnings.............................................       $  240,000     $  173,000
                                                                        ==========     ==========

        Common shares outstanding at beginning of period.........        6,480,194      6,475,069

            Effect of shares issued during the period............               82             --
                                                                        ----------     ----------

        Basic weighted average common shares.....................        6,480,276      6,475,069

        Incremental shares from assumed conversions:

            Stock options........................................              153          2,782
                                                                        ----------     ----------

        Diluted weighted average common shares...................        6,480,429      6,477,851
                                                                        ==========     ==========

            Basic earnings per share.............................        $ 0.04         $ 0.03

            Diluted earnings per share...........................        $ 0.04         $ 0.03